Exhibit 99.1

XWELL, Inc. Reports Second Quarter 2024 Results

NEW YORK, August 14, 2024 -- XWELL, Inc. (Nasdaq: XWEL) ("XWELL" or the "Company"), an authority in wellness solutions for people on the go, today reported results for the second quarter ended June 30, 2024.

Recent Highlights:

•	XWELL delivered 2024 second quarter revenue growth of approximately 14% from the comparable quarter in 2023 driven by stronger demand for services and retail products.
•	In June, XpresSpa opened a new spa in Philadelphia International Airport -- its first in a U.S. airport in more than 5 years and the first to leverage the Company’s “labor-lite, tech-forward” offering.
•	In June, the CDC issued a new three-year biosurveillance program RFP which XpresTest is answering and, if awarded, will commence during the third quarter of 2024. It is anticipated that the value of this new contract will be similar to prior contracts.
•	In May, Naples Wax began offering aesthetic services as part of its evolution as a full-service spa.
•	In May, XpresSpa launched a program to introduce IV-hydration therapy into its spa locations.
•	XWELL continues to focus on reducing its cost structure and returning to profitability including:
o	Reducing cost of sales by approximately 11% when compared to the 2023 second quarter.
o	Reducing general and administrative expenses by approximately 3% when compared to the 2023 second quarter.
o	Reducing salaries and benefits by approximately 22% when compared to the 2023 second quarter.
o	Reducing operating expenses by approximately 16% when compared to the 2023 second quarter.
•	In August, XWELL continued to fuel its future growth plans by executing a $1.4 million registered direct offering, which was priced at a premium to market.

XWELL, Inc. Reports Second Quarter 2024 Results

“We continue to look towards the future, successfully implementing our strategy to balance our portfolio with growth outside the airport, and cost-effectively integrating innovative services and retail products into our offering,” commented Scott Milford, XWELL’s Chief Executive Officer. “At the same time, we remain laser-focused on returning to profitability and are pleased with the significant progress we’ve made reducing costs and operating expenses. Looking ahead, we remain focused on continuous improvement across our business, and we believe we’re well positioned to extend our collaboration with the CDC for our traveler-based SARS-CoV-2 Genomic Surveillance program.”

Travel Wellness Portfolio - XpresSpa®

XpresSpa is the leading airport retailers of wellness services and related products, with 33 locations in 16 airports globally.

During the 2024 second quarter, XpresSpa opened a new location in Philadelphia International Airport (PHL). Located in Terminal B near Gate B2, the PHL XpresSpa includes the company’s new branding as well as innovative offerings including its new Ceragem therapeutic massage and compression beds, Clockwork MiNiCURE and Human Touch automated massages. With more than 28 million passengers annually, the Company believes the PHL XpresSpa represents an exciting opportunity to drive a sustainable and profitable model with its labor lite and tech forward offerings.

Additionally, during the 2024 second quarter, the Company announced the introduction of IV hydration drip therapy at its Miami International Airport (MIA) XpresSpa location. In collaboration with Revitalize IV Lounge, the new service offers a fast and efficient way to deliver vitamins, minerals, and amino acids directly into the bloodstream and is available in MIA’s North Terminal, Concourse D, Gate D-11. The introduction of hydration therapies in our spa locations aligns with our continued desire to offer a wider variety of “on-trend” wellness services.

Additionally, during the 2024 second quarter, XpresSpa also announced the launch of its first use of the Ceragem V-6 massage bed providing therapeutic massage to guests. The fully autonomous massage solution is designed to rejuvenate and revolutionize relaxation by providing enhanced blood circulation, muscle and joint discomfort, as well as muscle relaxation. This device combines touchless massage, compression, and heat therapy to provide users with a blissful experience of relaxation and relief. Locations for the Ceragem V-6 include Salt Lake City International Airport (SLC), Philadelphia International Airport (PHL) and Orlando International Airport (MCO).

XWELL, Inc. Reports Second Quarter 2024 Results

New York City’s Penn Station XpresSpa

Consistent with XWELL’s strategy to extend its footprint into transportation hubs, the Company is opening an XpresSpa location in New York City’s Penn Station. The labor-lite, tech-forward spa will serve commuters, neighborhood locals, and tourists with wellness-focused retail, autonomous massage, and nail care services, enabling seamless and efficient experiences for time-crunched New York City travelers. The Penn Station XpresSpa is expected to open to commuters later this year.

Out-of-Airport Wellness Portfolio - Naples Wax Center®

XWELL’s first off-airport brand, Naples Wax Center, is a group of upscale hair removal and aesthetic services boutiques with current locations in Florida. Acquired in mid-September 2023, Naples Wax Center provides core products and service including face and body waxing as well as a range of skincare and cosmetic products from its current three locations.

During the 2024 second quarter, the Company announced the introduction of elevated esthetic facial services at its Naples Wax Center flagship location in Naples, FL. The new offerings include a Microderm Infusion Facial, LightStim® Invigorating Light Facial and Classic Refreshing Facial. Additionally, Naples Wax Center is introducing curated retail product lines that align with its new service offerings, including SkinMedica and PCA Skin.

The Company is intending to execute additional leases in Florida, forecasting approximately 10 Naples Wax Center locations by early 2025. XWELL also intends to extend its reach across the Southeast. As new locations are opened, they will also incorporate the additional aesthetic services into the Naples Wax Center model to drive new revenue and broaden their offering.

Life Sciences & Biosurveillance -- XpresCheck® and HyperPointe™

The Company XpresTest, Inc. subsidiary (“XpresCheck”), in collaboration with the Centers for Disease Control and Prevention (“CDC”) and Ginkgo Bioworks (NYSE: DNA), currently operates 9 biosurveillance stations in 7 of the nation’s busiest airports.

XWELL, Inc. Reports Second Quarter 2024 Results

As noted, in June 2024, the CDC issued a new 3-year biosurveillance program RFP which XpresTest is answering and, if awarded, will commence during the third quarter of 2024. It is anticipated that the value of this new contract will be similar to prior contracts.

XpresTest, Inc began conducting bio surveillance monitoring with the Centers for Disease Control and Prevention (CDC) in collaboration with Concentric by Ginkgo BioWorks in 2021. The program was extended in January 2022 and renewed in August of 2022 and 2023. In March 2024, the program’s funding and scope were expanded to an estimated $36.7 million or more.

TGS is a flexible, multimodal platform that consists of four complementary approaches of sample collection from arriving international travelers at U.S. airports, including voluntary nasal swabbing, aircraft wastewater, air monitoring and airport wastewater sampling to enhance early detection of new SARS-CoV-2 variants and other pathogens, and fill gaps in global surveillance.

Additionally, the Company began reporting operating results for HyperPointe within its XpresCheck business. Beginning in June 2020, and following its acquisition by XWELL in January 2022, HyperPointe’s management team and suite of services and technology have been utilized to develop and deploy the technological infrastructure necessary to scale the growth of the XpresCheck business. HyperPointe’s experience in this space continues to play a critical role in the expansion of ongoing biosurveillance efforts created in partnership with Ginkgo Bioworks and the CDC.

HyperPointe is a leading digital healthcare and data analytics relationship marketing agency, servicing the global healthcare and pharmaceutical industry. HyperPointe has significant experience in patient and healthcare professional marketing and deep technological experience with CXM (customer experience management) and data analytics.

Liquidity and Financial Condition

As of June 30, 2024, the Company had approximately $5.4 million of cash and cash equivalents (excluding restricted cash), approximately $13.0 million in marketable securities, total current assets of approximately $23.1 million, and no long-term debt.

XWELL, Inc. Reports Second Quarter 2024 Results

Direct Offering and Shareholder Engagement

Additionally, on August 8, 2024, the Company closed its registered direct offering priced at a premium to market for the issuance and sale of an aggregate of 652,705 shares of its common stock, par value $0.01 per share, at a purchase price of $2.18 per share. The gross proceeds to the Company from the offering were approximately $1.4 million, before deducting offering expenses payable by the Company. The Company intends to use the net proceeds of this offering for working capital and general corporate purposes.

Furthermore, on August 13, 2024 the Company announced the withdrawal of a previously filed lawsuit from CPC Pain & Wellness SPV, LLC (“CPC”), which concerned CPC’s invalid director candidate nomination notice. The Company appreciates the opportunity to engage with its stockholders and welcomes constructive feedback. The Company is pleased with the outcome of this dialogue and continues to focus on the strategic plan and delivering long-term value for all stockholders.

Summary Second Quarter 2024 Financial Results

Total revenue for the second quarter ended June 30, 2024, was $9.3 million compared to $8.2 million for the 2023 second quarter.

Revenue for the 2024 second quarter primarily consisted of approximately $4.9 million from XpresSpa locations and Treat locations and approximately $3.8 million from XpresTest, which includes XWELL’s bio-surveillance partnership and its HyperPointe business. Naples Wax Center, which was acquired near the end of the 2023 third quarter, accounted for approximately $0.5 million.

Total Cost of Sales

Total cost of sales was approximately $6.2 million compared to approximately $7.0 million for the 2023 second quarter.

Salaries and Benefits; General and Administrative Expenses

Salaries and benefits were approximately $1.7 million compared to $2.1 million for the 2023 second quarter. General and administrative expenses were approximately $3.1 compared to approximately $3.2 million for the 2023 second quarter.

XWELL, Inc. Reports Second Quarter 2024 Results

Total Operating Expenses

Total operating expenses were approximately $5.0 million compared to approximately $5.9 million for the 2023 second quarter.

Operating Loss

The operating loss was approximately $1.9 million compared with an operating loss of approximately $4.7 million for the 2023 second quarter.

Net Loss Attributable to XWELL

Net loss attributable to XWELL was approximately $2.0 million compared to approximately $5.7 million for the 2023 second quarter.

About XWELL, Inc.

XWELL, Inc. (Nasdaq: XWEL) is a leading global wellness holding company operating multiple brands: XpresSpa®, Treat™, Naples Wax Center®, XpresCheck® and HyperPointe™.

•	XpresSpa is a leading retailer of wellness services and related products, with 33 locations in 16 airports globally.

•	Naples Wax Center is a group of upscale skin care boutiques, with three locations currently operating.

•	XpresCheck, in partnership with the CDC and Concentric by Ginkgo, conducts biosurveillance monitoring in its airport locations to identify new variants of interest and concern as well as other pathogens entering the country from across the world.

•	HyperPointe is a leading digital healthcare and data analytics relationship company serving the global healthcare industry.

XWELL, Inc. Reports Second Quarter 2024 Results

Forward-Looking Statements

This press release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements relating to expectations about future results or events, including the Company’s current plans and expectations relating to the business and operations and future store openings, including but not limited to, future openings of Naples Wax Center and XpresSpa stores, are based upon information available to XWELL as of the date of this press release, and are not guarantees of the future performance of the Company, and actual results may vary materially from the results and expectations discussed. Additional information concerning these and other risks is contained in the Company’s Annual Report on Form 10-K, as amended, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and other Securities and Exchange Commission filings. All subsequent written and oral forward-looking statements concerning XWELL, or other matters and attributable to XWELL or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. XWELL does not undertake any obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Media

Maria Kucinski

MWW

mkucinski@mww.com